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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 12, 2003, relating to the financial statements and financial highlights which appears in the October 31, 2003 Annual Report to the Board of Trustees and Shareholders of Schroder Capital Funds (Delaware) and Schroder Series Trust, which is also incorporated by reference into the Registration Statement. We also consent to the references to our firm under the heading "Financial Highlights" in the Prospectus and "Independent Auditors" and "Financial Statements" in the Statements of Additional Information.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
February 27, 2004